UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 14, 2008
Wabash National Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(765) 771-5310

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
The Compensation Committee of the Board of Directors of the Company approved a new change in control policy on May 14, 2008, that is applicable to the Company’s Section 16 Officers (the “Executives”). The policy, which replaces the Company’s previous change in control policy adopted in 2005, is effective immediately and will remain in effect until further action of the Board of Directors. The Board of Directors may revise or rescind this policy at any time with respect to outstanding awards or future awards. Benefits under the policy are payable in the event of a qualifying termination, defined as a termination within twelve months after a change in control that is either by the Company without cause, or by the Executive for good reason, unless the Executive is entitled to greater benefits under the terms of an employment agreement. An Executive must execute a release in favor of the Company to receive the benefits under the policy.
Benefits under the policy upon a qualifying termination are a severance payment of one and one-half times base salary plus one and one-half times the Executive’s target bonus. In addition, a payment will be made for a pro-rata portion of the Executive’s target bonus for the year in which the qualifying termination occurs. Health benefits will be continued for one year (or until comparable coverage is obtained by the Executive). All of the Executive’s equity grants shall vest in full upon a qualifying termination.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION
Date: May 19, 2008	By:	/s/ Robert J. Smith
Robert J. Smith
Senior Vice President, Chief Financial Officer